Exhibit 99.1

Innovative Industrial Properties Announces Strategic and Diversifying

$270 Million Investment in Life Science Real Estate Platform

Transaction Expected to Generate Significant Earnings Accretion for IIP Shareholders

Positions IIP to Benefit from Long-Term Strength of Life Science Industry,

Where IIP Management Has Decades of Combined Experience

SAN DIEGO, CA – August 6, 2025 – Innovative Industrial Properties, Inc. (NYSE: IIPR) (“IIP” or the “Company”), announced today that it entered into agreements to make an investment totaling up to $270 million into IQHQ, Inc. (“IQHQ”), a premier life science real estate platform with over $5 billion in total assets.

The investment (the “Investment,” “Transaction,” or “Investment Transaction”) is comprised of two discrete investments that together are expected to earn a weighted average interest rate of greater than 14% per annum:

•	A $100 million commitment to a revolving credit facility (“RCF”) with an initial term of three years, which can be extended for an additional 12 months upon payment of an extension fee. The RCF will be fully funded upfront, with closing subject to customary approvals.
•	A commitment to purchase up to $170 million of preferred stock (“Preferred Stock”) of IQHQ. The Preferred Stock investment is expected to be funded in multiple tranches between the third quarter of 2025 and the second quarter of 2027, subject to extensions at the option of IQHQ.
•	Warrants in IQHQ, subject to the satisfaction of certain funding milestones of the Preferred Stock.

“We are excited to announce our first expansion outside of cannabis with this highly accretive transaction that diversifies our business and accelerates IIP’s growth trajectory,” said Alan Gold, Executive Chairman of IIP. “While we remain committed to the cannabis industry, this transaction leverages our team’s deep historical experience in the life science industry, which we believe will benefit IIP shareholders via earnings growth and as participants in the life science secular recovery that I believe is underfoot. The transaction is structured with key tenets that include strong current income over the life of the investment, paired with future upside opportunities via warrants and the potential to acquire life science real estate facilities directly from IQHQ.”

Strategic and Financial Benefits of the Transaction:

•	Highly Accretive Transaction
o	Investment is expected to be highly accretive to AFFO per share based on the weighted average interest rate payable (which is expected to exceed 14% per annum).
•	Senior Position in the Capital Stack Offers Strong Risk-Adjusted Return Opportunity
o	Investment is comprised of the RCF and Preferred Stock, which both sit senior to all common equity in IQHQ and at a material discount to replacement cost of the underlying assets.
•	Enhanced Portfolio Diversification by Sector, Tenant and Investment Type
o	Pro forma for the closing of the Transaction, IIP will diversify its holdings and reduce current sector and tenant concentration. IIP believes these measures further improve its financial outlook.
o	Rental revenues from regulated cannabis facilities are expected to decrease to 88% of the Company’s total revenues on an adjusted basis as of June 30, 2025.
•	Improved Cost of Capital Potential
o	The enhanced scale and diversification that is expected from the Transaction may support a lower cost of equity and debt capital for IIP and further accelerate its growth.
•	IIP has Expertise in Capitalizing on Long-Term Secular Tailwinds in Life Sciences
o	IIP management team has decades of combined experience in the life science real estate industry through its prior role leading top-performing publicly-traded life science REITs.
o	Noteworthy experience includes Alan Gold’s role as Founder and CEO of BioMed Realty Trust, which held its IPO in 2004 and culminated in a successful $8 billion sale to Blackstone in 2016.
o	According to Pitchbook, 2025 fundraising for the life science industry is on track to achieve the highest level since 2021, which was the all-time high.
o	According to CBRE, deliveries of new life science real estate are expected to meaningfully decrease during the term of the Transaction, which IIP believes will contribute to strength in the underlying sector and Investment.

The Company expects to fund the RCF with a combination of cash on hand and draws from the Company’s revolving credit facility. The Company expects to fund the Preferred Stock investment with cash on hand, draws from the Company’s revolving credit facility and potential proceeds from future financing activities. The Investment Transaction is expected to close in the third quarter of 2025, subject to the satisfaction of customary closing conditions.

About IQHQ

IQHQ, Inc. is a life science focused real estate company founded in 2019 to meet the growing industry needs through the acquisition, development, redevelopment, leasing and management of life science assets.

About Innovative Industrial Properties

Innovative Industrial Properties, Inc. is a real estate investment trust (REIT) focused on the acquisition, ownership and management of specialized industrial properties, and, pro forma for this contemplated transaction, life science real estate. Additional information is available at www.innovativeindustrialproperties.com.

This press release contains statements that IIP believes to be “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts are forward-looking statements. When used in this press release, words such as IIP “expects,” “intends,” “plans,” “estimates,” “anticipates,” “believes” or “should” or the negative thereof or similar terminology are generally intended to identify forward-looking statements, and they include, but are not limited to, statements regarding the size, structure, and timing of the Investment Transaction; its expected yield and accretive impact; the satisfaction of closing conditions; anticipated effects on the Company’s financial results, including AFFO per share; expected improvements in cost of capital and future growth prospects; anticipated funding sources for the Preferred Stock investment; the outlook for the life science industry; and potential upside from the receipt of warrants. These forward-looking statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Factors that could cause results to differ from those projected or assumed in any forward-looking statement include, but are not limited to, the risk factors discussed in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2024, as updated by the Company’s subsequent reports filed with the Securities and Exchange Commission. Investors should not place undue reliance upon forward-looking statements. IIP disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

David Smith

Chief Financial Officer

Innovative Industrial Properties, Inc.

(858) 997-3332

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